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                                                                    EXHIBIT 99.1

Entertainment International, Ltd. Closes Stock Purchase Agreement To Acquire CSTI Hi-Tech Ltd.


ORLANDO, Fla., Oct. 17 /PRNewswire/ -- Entertainment International Ltd. (OTC Bulletin Board: ENTI - news; "ENTI") announced today that its wholly owned subsidiary, ENTI Acquisition Corp., closed a transaction providing for the acquisition of CSTI Hi-Tech Ltd. ("CSTI"). Simultaneously with the closing, ENTI effectuated a 1 for 20 reverse stock split, effective on October 18, 2001, of all of the Company's issued and outstanding common stock as approved by shareholders of the Company on December 28th, 2000.

CSTI is a privately held company headquartered in Israel with offices in Germany and Italy that is engaged in the business of the planning, production and installation of ultra-high purity systems for transporting highly pure gases and chemicals. These highly pure products are used in the production of products ranging from micro-electronics, optical fibers and metal blades to pharmaceutical and bio-technology items. CSTI currently has 104 employees and its customers include Sapio Gas Company (Italy), Hydrogas (Scandanavia), Pirelli Optic Fibres (Italy), Teva (Israel) and Intel (Israel) among others.

CSTI's revenue for the six-month period ended June 30th, 2001 was approximately $8 million, resulting in a net profit of approximately $1.5 million. It is anticipated that CSTI will earn a net profit of approximately $3 million for the 2001 fiscal year.

Pursuant to the terms of the transaction, CSTI's shareholders transferred all of their outstanding shares to ENTI Acquisition Corp., a newly formed wholly owned subsidiary of ENTI and the CSTI group received control of approximately eighty-five percent (85%) of ENTI's outstanding share capital. The management and board of directors of CSTI will replace ENTI's current management. Louis J. Pearlman, currently the chairman of ENTI, will, however, continue as a board member. Effective immediately, the activities of CSTI are to be conducted through ENTI and an application will be submitted to have ENTI's shares listed for trading on the NASDAQ Small Cap Market.

Mr. Jacob Lustgarten, the president of CSTI, ranks as one of the leading specialists worldwide in the field of planning, production and installation of ultra-clean systems for transporting highly pure gases and is largely responsible for the company's impressive results. He served in a senior position with the Israeli Air Force for seven years, followed by 10 years as a member of the senior management team of Rafael, the research and development arm of the Israeli Ministry of Defense. He also served as a senior consultant for Intel (Israel). Mr. Lustgarten has accumulated over 21 years "hands on" experience in the field of micro-electronics processing and supporting systems.

Upon the closing of the stock purchase agreement, Mr. Lustgarten stated that, "the completion of the transaction marks an important milestone in the growth and development of the Company. We will keep concentrating all our efforts in growing the Company and will put an extreme emphasis on our shareholder's value. I anticipate impressive growth for the Company in the short





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and long future. Based on the Company's present know how and products together with the development of our future products, I am determined, and anticipate, to become the leading entity worldwide in our field. We are also extremely pleased to have Mr. Louis Pearlman stay on the Board of Directors of the Company."

This press release contains forward-looking statements that involve risks and uncertainties. ENTI's actual results could differ materially from those discussed in such forward-looking statements based on a variety of factors. Other risks are reflected in ENTI's filings with the Securities and Exchange Commission.